EXHIBIT 99


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Lakeview Financial Corp.            Contact: Kevin J. Coogan, President
Lakeview Savings Bank                        (201) 890-3182
Paterson, New Jersey

Westwood Financial Corporation      Contact: William J. Woods, Chairman of the Board
Westwood Savings Bank                        Joanne Miller, President
Westwood, New Jersey                         (201) 666-5002

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               LAKEVIEW FINANCIAL CORP. ANNOUNCES MERGER AGREEMENT
                       WITH WESTWOOD FINANCIAL CORPORATION


Paterson, New Jersey -- September 10, 1997 -- Mr. Kevin J. Coogan, President of Lakeview Financial Corp. ("Lakeview"), the holding company of Lakeview Savings Bank, Paterson, New Jersey ("Lakeview Savings" or the "Bank") and William J. Woods, Chairman of the Board of Westwood Financial Corporation ("Westwood"), the holding company of Westwood Savings Bank, Westwood, New Jersey ("Westwood Bank"), announced today that the companies have signed a definitive agreement providing for the merger of Westwood Financial Corporation into Lakeview Financial Corp. and the merger of Westwood Bank into the Bank.

Lakeview will acquire 100% of the outstanding stock of Westwood. Shares of Westwood Common Stock will be exchanged for $29.25, payable in the aggregate in the form of 50% cash and 50% Lakeview Common Stock. Each stockholder of Westwood may select payment in the form of cash or stock, subject to proration to assure aggregate consideration of approximately 50% Lakeview Common Stock. The number of shares of Lakeview Common Stock to be exchanged for Westwood Common Stock will be determined based upon the average market price of Lakeview Common Stock during the 15 trading days one week prior to the closing date.

The transaction is expected to be accounted for as a purchase and to be tax-free to the shareholders of Westwood to the extent that they receive Lakeview Common Stock in exchange for Westwood stock. The transaction is subject to certain contingencies including satisfaction of State and Federal regulatory approvals, approval by the shareholders of Westwood and receipt of a fairness opinion by Westwood. It is anticipated that the transaction will close by approximately March 1998.

Mr. Coogan, President of the Lakeview and the Bank said, "The merging of Westwood with us strengthens our market presence in this region for the benefit of our customers and the community generally. This merger is a natural fit for Lakeview."

William J. Woods, Chairman and Chief Executive Officer of Westwood said, "We feel this merger is a unique opportunity for Westwood stockholders and customers. We chose to associate with Lakeview Financial Corp. because of their dedication to the communities they serve, their customers, and their employees."

Lakeview is a unitary savings and loan holding company, which owns all of the outstanding stock of Lakeview Savings. Lakeview Savings is a community-oriented, retail savings institution offering traditional deposit and mortgage loan products. The Bank primarily serves the Northern New Jersey counties of Passaic and Bergen County through a network of 8 offices, providing a full range of retail banking services, with emphasis on one-


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to-four family residential  mortgages.  Lakeview's common stock is traded on the
Nasdaq National Market under the symbol "LVSB."

Westwood is a unitary bank holding company, which owns all of the outstanding stock of Westwood Bank. At June 30, 1997, Westwood had consolidated total assets of $111.4 million, total deposits of $91.0 million, and shareholders' equity of $10.2 million. Westwood Bank is a community-oriented retail savings institution offering traditional deposit and mortgage loan products from its main office located at 700-88 Broadway, Westwood, New Jersey and one branch office located at 139 Terrace Street, Haworth, New Jersey. Westwood's common stock is traded on the Nasdaq SmallCap Market under the symbol "WWFC."